MAGYAR BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR

JON ANSARI

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN FOR JON ANSARI (the “Plan”) is effective as of May 23, 2019, and is entered into by Magyar Bank (the “Bank”) and Jon Ansari (“Executive”).

WHEREAS, the purpose of the Plan is to provide additional retirement benefits to Executive, who, as a member of senior management, has contributed significantly to the success of the Bank, and whose continued services are vital to the Bank’s continued growth and success; and

WHEREAS, this Plan is intended to be an unfunded, non-qualified deferred compensation plan that complies with Sections 451 and 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder and is also intended to be a “top hat” pension plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1	“Accrued Benefit” means, as of any date, the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) to reflect the Bank’s obligation to Executive under the Plan.

1.2	“Administrator” means the Bank and/or its Board of Directors, provided, however, the Board of Directors can designate a committee of the Board of Directors (“Committee”) as the Administrator.

1.3	“Bank” means Magyar Bank and any successor to its business and/or assets which assumes and agrees to perform the duties and obligations under this Plan by operation of law or otherwise.

1.4	“Beneficiary” means the person or persons (and, if applicable, their heirs) designated by Executive as the beneficiary to whom the deceased Executive’s benefits are payable. The beneficiary designation shall be made on the form attached hereto as Exhibit A (or a similar form acceptable to the Administrator) and filed with the Administrator. If no Beneficiary is so designated, then Executive’s Spouse, if living, will be deemed the Beneficiary. If Executive’s Spouse is not living at the time of Executive’s death or dies prior to payment of the Survivor’s Benefit, then the Children of Executive will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then Executive’s estate will be deemed the Beneficiary. For this purpose, the term “Children” means Executive’s children, or the issue of any deceased Children, then living at the time payments are due the Children under this Plan. The term “Children” shall include both natural and adopted children, as well as stepchildren. Also, for this purpose, the term “Spouse” means the individual to whom Executive is legally married at the time of Executive’s death, provided, however, that the term “Spouse” shall not refer to an individual to whom Executive is legally married at the time of death if Executive and the individual have entered into a formal separation agreement (provided that the separation agreement does not provide otherwise or state that the individual is entitled to a portion of the benefits hereunder) or initiated divorce proceedings.

1.5	“Benefit Eligibility Date” shall be the date on which Executive is entitled to commencement of benefits under the Plan.

(a)	In the event benefits become payable on account of Executive’s Separation from Service on or after his Normal Retirement Age, the Benefit Eligibility Date shall be the first day of the second month following Executive’s Separation from Service, subject to Section 1.5(f).

(b)	In the event the Accrued Benefit becomes payable to Executive in the event of Executive’s Separation from Service prior to his Normal Retirement Age, the Benefit Eligibility Date shall be the first day of the second month following the attainment of his Normal Retirement Age, subject to Section 1.5(f).

(c)	In the event the Survivor’s Benefit becomes payable under Section 2.3 of the Plan on account of Executive’s death, the Benefit Eligibility Date shall be the first day of the second month following Executive’s death.

(d)	In the event a benefit becomes payable pursuant to Section 2.5 of the Plan on account of Executive’s Separation from Service coincident with or within two (2) years following a Change in Control, the Benefit Eligibility Date shall be the first day of the second month following Executive’s Separation from Service, subject to Section 1.5(f) below.

(e)	In the event Executive suffers a Disability while employed by the Bank, the Benefit Eligibility Date shall be the first day of the second month following the date Executive has been determined to have suffered a Disability in accordance with Section 1.10 hereof.

(f)	Notwithstanding anything in this Section 1.5 to the contrary, if Executive is a Specified Employee of a publicly-traded company and the payment(s) are due to Executive’s Separation from Service (other than due to death or Disability), then the Benefit Eligibility Date shall be the first day of the seventh month following Executive’s Separation from Service (if later than the date otherwise specified as the Benefit Eligibility Date). The payments that otherwise would have been received from the date of Separation from Service to the Specified Employee’s Benefit Eligibility Date shall be aggregated and shall be paid on the same date as the initial payment (e.g., on the first day of the seventh month) and all remaining payments shall be made as otherwise scheduled. For purposes of Section 409A of the Code, the payments due hereunder shall be deemed a single payment.

1.6	“Board of Directors” shall mean the Board of Directors of the Bank, unless the context indicates otherwise.

1.7	“Cause” shall mean, if Executive is subject to a written employment agreement (or other similar written agreement) with the Bank or its holding company that provides a definition of “Cause,” then, for purposes of this Plan, the term “Cause” shall have meaning set forth in such agreement. Otherwise, the term “Cause” shall mean: (i) the conviction of the Executive of a felony or of any lesser criminal offense involving moral turpitude; (ii) the willful commission by the Executive of a criminal or other act that, in the judgment of the Board of Directors will likely cause substantial economic damage to the Company or the Bank or substantial injury to the business reputation of the Company or Bank; (iii) the commission by the Executive of an act of fraud in the performance of his duties on behalf of the Company or Bank; (iv) the continuing willful failure of the Executive to perform his duties to the Company or Bank (other than any such failure resulting from the Executive’s incapacity due to Disability) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Executive; or (v) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive’s employment by the Company. Notwithstanding the foregoing, Cause shall not be deemed to exist unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors the Executive was guilty of conduct described above and specifying the particulars thereof. Prior to holding a meeting at which the Board of Directors is to make a final determination whether Cause exists, if the Board of Directors determines in good faith at a meeting of the Board of Directors, by not less than a majority of its entire membership, that there is probable cause for it to find that the Executive was guilty of conduct constituting Cause as described above, the Board of Directors may suspend the Executive from his duties hereunder for a reasonable period of time not to exceed fourteen (14) days pending a further meeting at which the Executive shall be given the opportunity to be heard before the Board of Directors.

1.8	“Change in Control” shall mean (a) a change in the ownership of the Company or the Bank, (b) a change in the effective control of the Company or the Bank, or (c) a change in the ownership of a substantial portion of the assets of the Company or the Bank as defined in accordance with Section 409A of the Code.

(a)       A change in the ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company or the Bank that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Bank.

(b)       A change in the effective control of the Company or the Bank occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or the Bank possessing 30 percent or more of the total voting power of the stock of the Company or the Bank, or (ii) a majority of the members of the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election, provided that this subsection “(ii)” is inapplicable where a majority shareholder of the Company is another corporation.

(c)       A change in a substantial portion of the Company’s or the Bank’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or the Bank that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (i) all of the assets of the Company or the Bank, as applicable, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

(d)       For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

(e)       Notwithstanding anything herein to the contrary, the reorganization of the Bank as the wholly-owned subsidiary of a fully-converted stock holding company in a second-step conversion shall not be deemed to be a Change in Control.

1.9	“Company” means Magyar Bancorp, Inc., which owns the 100% of the shares of the Bank.

1.10	“Disability” means, with respect to Executive, that Executive is determined to be totally disabled by the Social Security Administration.

1.11	“Executive” means Jon Ansari, who has been selected and approved by the Board of Directors to participate in the Plan.

1.12	“Normal Retirement Age” means age sixty-five (65).

1.13	“Normal Retirement Benefit” means an annual amount of $78,681, payable in monthly installments.

1.14	“Payout Period” means the time frame during which benefits payable under the Plan shall be distributed. With respect to benefits payable following Separation from Service at or after attainment of Normal Retirement Age the Payout Period shall be fifteen (15) years. In all other cases, the Payout Period shall be a single lump sum.

1.15	“Separation from Service” means Executive’s death, retirement or other termination of employment with the Bank within the meaning of Section 409A of the Code. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of the leave does not exceed six months or, if longer, so long as Executive’s right to reemployment is provided by law or contract. If the leave exceeds six months and Executive’s right to reemployment is not provided by law or by contract, then Executive shall have a Separation from Service on the first date immediately following the six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Executive would perform after that date (whether as an employee or as an independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or the lesser period of time in which Executive performed services for the Bank). The determination of whether Executive has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Section 409A of the Code.

1.16	“Specified Employee” means an individual who also satisfies the definition of “key employee” as that term is defined in Section 416(i) of the Code (without regard to paragraph (5) thereof).

1.17	“Survivor’s Benefit” means the benefit payable to Executive’s Beneficiary following his death in accordance with Section 2.3 of the Plan.

ARTICLE II

BENEFITS

2.1	Benefit on Separation from Service on or after Normal Retirement Age.

If Executive has a Separation from Service after reaching his Normal Retirement Age, Executive shall be entitled to the Normal Retirement Benefit. The benefit under this Section 2.1 shall commence on Executive’s Benefit Eligibility Date specified in Section 1.5(a) and shall be payable in monthly installments over the Payout Period specified in Section 1.14(a) of the Plan.

2.2	Separation from Service Before Normal Retirement Age.

If Executive has a Separation from Service (other than due to Cause or death or coincident or within two years following a Change in Control) prior to the attainment of his Normal Retirement Age, Executive shall be entitled to the Accrued Benefit payable commencing on the Benefit Eligibility Date specified in Section 1.5(b) of the Plan and payable in a single lump sum.

2.3	Survivor’s Benefit.

(a)	If Executive dies while in the active service of the Bank and prior to attaining his Normal Retirement Age, Executive’s Beneficiary shall be entitled to no benefit under this Plan, and in lieu thereof shall be entitled to the payment of his entire benefit described in any endorsement split-dollar life insurance agreement between Executive and the Bank and in effect at the time of his death (but not in excess of the net amount at risk, as defined under such split-dollar life insurance agreement). If Executive is not a party to an endorsement split-dollar life insurance agreement at the time of his death, the Bank shall pay Executive’s Beneficiary the Executive’s Accrued Benefit. In either scenario, the benefit shall be payable in a single lump sum on the Benefit Eligibility Date specified in Section 1.5(c) of the Plan.

(b)	If Executive dies following a Separation from Service or while in service after reaching his Normal Retirement Age but prior to the commencement of benefit payments to Executive, Executive’s Beneficiary shall be entitled to the present value of the benefit payments that would have been made to Executive payable in a single lump sum on the Benefit Eligibility Date specified in Section 1.5(c) of the Plan.

(c)	If Executive dies following a Separation of Service and after the commencement of benefit payments, Executive’s Beneficiary shall be entitled to the present value of the remaining benefit payments that would have been made to Executive payable in a single lump sum payment no later than the Benefit Eligibility Date specified in Section 1.5(c) of the Plan. For purposes of this provision, the discount rate used for accounting purposes shall also be used as the discount rate to determine the present value of any benefit.

2.4	Termination for Cause. Notwithstanding any other provision of this Plan to the contrary, if Executive is terminated for Cause prior to the attainment of his Normal Retirement Age, all benefits under this Plan shall be forfeited by Executive and Executive’s participation in this Plan shall become null and void.

2.5	Benefit Payable on Separation from Service within Two Years Following a Change in Control. In the event a Change in Control occurs and Executive has a Separation from Service coincident with or within two (2) years after the Change in Control, the Bank shall pay to the Executive the benefit described in this Section 2.3 instead of any other benefit under this Plan.

(a)	Executive shall be entitled to the present value of the benefit that would otherwise be due under Section 2.1 of the Plan payable commencing on the Benefit Eligibility Date specified in Section 1.5(d), in a lump sum.

(b)	The calculation of the present value of the benefit shall be made by determining the present value of the Normal Retirement Benefit as of Executive’s Normal Retirement Age and then discounting such amount to its present value as of Executive’s date of Separation from Service. For purposes of this provision, the discount rate shall be the rate as determined under Section 280G of the Code.

(c)	If the Executive is receiving payments under Sections 2.1 and a Change in Control occurs, the Bank shall pay the full amount of the remaining payments to the Executive in a lump sum payment no later than the date for the next regularly scheduled payment.

(d)	In the event of the occurrence of a Change in Control prior to the time that the Executive attains Normal Retirement Age, the Bank shall establish an irrevocable grantor trust that satisfies the requirements of Revenue Procedures 92-64 and 92-65, into which the Bank shall contribute amounts equal to the present value of the future benefit obligation to Executive plus an amount reasonably estimated to cover the trust expenses, to be held therein, subject to the claims of the Bank’s creditors in the event of the Bank’s, or its successor’s, “insolvency.” as herein defined. Such amounts shall be held by the grantor trust until paid to Executive (or his Beneficiary) in such manner and at such times as specified in this Plan. The Bank shall appoint an independent third-party trustee to direct payments to Executive under the grantor trust and the costs of the Trust administration shall be paid by the Bank’s successor. Once appointed, the trustee shall not be replaced or removed by the successor to the Bank, unless such replacement or removal is agreed to by the Executive. Any excess remaining in the trust after payment of the Executive’s benefit in its entirety shall be paid to the Bank’s successor. For these purposes, the Bank, or its successor shall be deemed insolvent if (i) it is unable to pay its debts as they become due, (ii) or the Bank, or its successor is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

2.6	Benefit on Disability. If Executive suffers a Disability prior to his Normal Retirement Age, Executive shall be entitled to receive his Accrued Benefit, commencing on the Benefit Eligibility Date set forth in Section 1.5(e) of the Plan, payable in a single lump sum.

ARTICLE III

BENEFICIARY DESIGNATION

Executive shall make an initial designation of primary and secondary Beneficiaries upon initial participation in the Plan by completion of a Beneficiary form substantially in the form provided by the Administrator, and shall have the right to change the designation, at any subsequent time. Any Beneficiary designation shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

ARTICLE IV

EXECUTIVE’S RIGHT TO ASSETS,

ALIENABILITY AND ASSIGNMENT PROHIBITION

At no time shall Executive be deemed to have any lien, right, title or interest in or to any specific investment or asset of the Bank. The rights of Executive, any Beneficiary, or any other person claiming through Executive under this Plan, shall be solely those of an unsecured general creditor of the Bank. Executive, the Beneficiary, or any other person claiming through Executive, shall only have the right to receive from the Bank those payments so specified under this Plan. Neither Executive nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

ARTICLE V

ERISA PROVISIONS

5.1	Named Fiduciary and Administrator. The Bank shall be the Named Fiduciary and Administrator of this Plan. As Administrator, the Bank shall be responsible for the management, control and administration of the Plan as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

5.2	Claims Procedure and Arbitration. In the event that benefits under this Plan is not paid to Executive (or to his Beneficiary in the case of Executive’s death) and the claimant(s) feel he or they are entitled to receive the benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, it shall provide in writing, within thirty (30) days of receipt of such claim, its specific reasons for such denial, reference to the provisions of this Plan upon which the denial is based, and any additional material or information necessary for such claimants to perfect the claim. The written notice by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within thirty (30) days of the first claim denial. Claimants may review this Plan or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within thirty (30) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan upon which the decision is based.

No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the provisions set forth in this Section 5.2.

ARTICLE VI

MISCELLANEOUS

6.1	No Effect on Employment Rights. Nothing contained herein will confer upon Executive the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with Executive without regard to the existence of the Plan.

6.2	State Law. The Plan is established under, and will be construed according to, the laws of the State of New Jersey, to the extent such laws are not preempted by ERISA and valid regulations published thereunder or any other federal law.

6.3	Severability and Interpretation of Provisions. The Bank shall have full power and authority to interpret, construe and administer this Plan and the Bank’s interpretation and construction thereof and actions thereunder shall be binding and conclusive on all persons for all purposes. No employee or representative of the Bank shall be liable to any person for any actions taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his own willful misconduct or lack of good faith. In the event that any of the provisions of this Plan or portion hereof are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any provision is found to violate Code Section 409A and would subject Executive to additional taxes and interest on the amounts deferred hereunder, or in the event that any legislation adopted by any governmental body having jurisdiction over the Bank would be retroactively applied to invalidate this Plan or any provision hereof or cause the benefits under this Plan to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby. In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, this construction shall be made by the Administrator in a manner that would manifest to the maximum extent possible the original meaning of such provisions.

6.4	Incapacity of Recipient. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. The distribution shall completely discharge the Bank for all liability with respect to the benefit.

6.5	Unclaimed Benefit. Executive shall keep the Bank informed of his or her current address and the current address of his Beneficiaries. If the location of Executive is not made known to the Bank, the Bank shall delay payment of Executive’s benefit payment(s) until the location of Executive is made known to the Bank; however, the Bank shall only be obligated to hold the benefit payment(s) for Executive until the expiration of three (3) years. Upon expiration of the three (3) year period, the Bank may discharge its obligation by payment to Executive’s Beneficiary. If the location of Executive’s Beneficiary is not known to the Bank, Executive and his Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for such Executive and/or Beneficiary under this Plan.

6.6	Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Bank, or as a member of the Board of Directors shall be personally liable to Executive or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

6.7	Gender. Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

6.8	Effect on Other Corporate Benefit Plans. Nothing contained in this Plan shall affect the right of Executive to participate in or be covered by any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank’s existing or future compensation structure.

6.9	Inurement. This Plan shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and Executive, his successors, heirs, executors, administrators, and Beneficiaries.

6.10	Acceleration of Payments. Except as specifically permitted under this Section 6.10 or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made under this Plan. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal Government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of Executive to the Bank; (vii) in satisfaction of certain bona fide disputes between Executive and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

6.11	Headings. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

6.12	12 U.S.C. §1828(k). Any payments made to Executive pursuant to this Plan or otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

6.13	Payment of Employment and Code Section 409A Taxes. Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from the distribution. This Plan shall permit the acceleration of the time or schedule of a payment to pay employment-related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

6.14	Successors to the Bank. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform the duties and obligations under this Plan in the same manner and to the same extent as the Bank would be required to perform it if no such succession had taken place.

6.15	Legal Fees. In the event Executive retains legal counsel to enforce any of the terms of the Plan, the Bank will pay the reasonable legal fees and related expenses reasonably incurred by him, but only if Executive prevails in an action seeking legal and/or equitable relief against the Bank.

ARTICLE VII

AMENDMENT/TERMINATION

7.1	This Plan may be amended or modified at any time, in whole or part, with the mutual written consent of Executive and the Bank. Notwithstanding anything to the contrary herein, the Plan may be amended without Executive’s consent to the extent necessary to comply with existing tax laws or changes to existing tax laws or to amend or terminate the Plan in accordance with Section 7.2 below.

7.2	Termination of Plan.

(a)	Partial Termination. The Board of Directors, at its discretion, may partially terminate the Plan by freezing future accruals if, in its sole judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Bank.

(b)	Complete Termination. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to Executive his benefits as if Executive had terminated employment as of the effective date of the complete termination. A complete termination of the Plan shall occur only under the following circumstances and conditions:

(i)	The Board of Directors may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the benefit is included in Executive’s (or his Beneficiary’s) gross income (and paid to Executive or his Beneficiary) in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(ii)	The Board of Directors may terminate the Plan by Board of Directors action taken within the 30 days preceding or 12 months following a Change in Control, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that Executive and all participants under substantially similar arrangements are required to receive all amounts payable under the terminated arrangements within 12 months of the date of the termination of the arrangements.

(iii)	The Board of Directors may terminate the Plan at any time provided that (i) the termination does not occur proximate to a downturn in the financial health of the Bank, (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if Executive was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangement (e.g., Executive’s benefit); (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if Executive participated in both arrangements, at any time within three years following the date of termination of the arrangement.

ARTICLE VIII

EXECUTION

8.1	This Plan sets forth the entire understanding of the Bank and Executive with respect to the transactions contemplated hereby, and any previous agreements or understandings between them regarding the subject matter hereof are merged into and superseded by this Plan.

8.2	This Plan shall be executed in duplicate, each copy of which, when so executed and delivered, shall be an original, but both copies shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed, effective as of the day and date first above written.

ATTEST:	MAGYAR BANK

/s/ Jon Ansari	By:	/s/ Thomas Lankey
JON ANSARI
	Title:	Chairman of the Board
5/23/2019
Date	Date:	5/23/2019